                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 AMENDMENT NO. 2

                    Under the Securities Exchange Act of 1934


                           WSFS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   929328102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


--------------------------------------------------------------------------------------------------------------------------
1         NAME OR REPORTING PERSON
          S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

          Thrift Investors, L.P.

--------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                       (a) [  ]
          N/A                                                                                                    (b) [  ]

--------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Virginia
--------------------------------------------------------------------------------------------------------------------------
                                          5         SOLE VOTING POWER
                                                    -0-

                                      -------------------------------------------------------------------------------------
NUMBER OF SHARES                          6         SHARED VOTING POWER
BENEFICIALLY OWNED BY                               -0-
EACH REPORTING PERSON                 -------------------------------------------------------------------------------------
WITH                                      7         SOLE DISPOSITIVE POWER
                                                    -0-
                                      -------------------------------------------------------------------------------------
                                          8         SHARED DISPOSITIVE POWER
                                                    -0-
---------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          -0-
--------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE IN ROW (9) EXCLUDES CERTAIN SHARES                                              [ ]
--------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          -0-%
--------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          PN
--------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------------------------------------------------
1         NAME OR REPORTING PERSON
          S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

          Quad-C, Inc.

--------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                       (a) [  ]
          N/A                                                                                                    (b) [  ]

--------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
---------------------------------------------------------------------------------------------------------------------------
                                          5         SOLE VOTING POWER
                                                    -0-
                                        -----------------------------------------------------------------------------------
NUMBER OF SHARES                          6         SHARED VOTING POWER
BENEFICIALLY OWNED BY                               -0-
EACH REPORTING PERSON                   -----------------------------------------------------------------------------------
WITH                                      7         SOLE DISPOSITIVE POWER
                                                    -0-
                                        -----------------------------------------------------------------------------------
                                          8         SHARED DISPOSITIVE POWER
                                                    -0-
--------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          -0-
--------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE IN ROW (9) EXCLUDES CERTAIN SHARES                                              [  ]

--------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          -0-%
--------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          CO
--------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13G

Item 1.
           (a)    Name of Issuer

                  WSFS Financial Corporation

           (b)    Address of Issuer's Principal Executive Offices

                  838 Market Street
                  Wilmington, Delaware 19899

Item 2.
           (a)    Name of Person Filing

                  Thrift Investors, L.P. and its general partner, Quad-C, Inc.

           (b)    Address of Principal Business Office, or it none, Residence

                  The address of each reporting person is:

                  230 East High Street
                  Charlottesville, Virginia 22902

           (c)    Citizenship

                  Thrift Investors, L.P.    - Virginia
                  Quad-C, Inc.              - Delaware

           (d)    Title of Class of Securities

                  Common stock, par value $.01 per share

           (e)    CUSIP Number

                  929328102

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

           Not Applicable

Item 4.    Ownership

           Not Applicable

Item 5.    Ownership of Five Percent or Less of a Class

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

           Not Applicable


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 Item 7.   Identification and Classification of the Subsidiary Which Acquired
           the Security Being Reported on By the Parent Holding Company

           Not Applicable

Item 8.    Identification and Classification of Member of the Group

           Not Applicable

Item 9.    Notice of Dissolution of Group

           Not Applicable

Item 10.   Certification

           Not Applicable


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 1997

                                                     THRIFT INVESTORS, L.P.

                                                     Quad-C, Inc.
                                                     General Partner



                                                     By: /s/ R. Ted Weschler
                                                         ----------------------
                                                              R. Ted Weschler
                                                              Vice President



                                                     QUAD-C, INC.



                                                     By: /s/ R. Ted Weschler
                                                         ----------------------
                                                              R. Ted Weschler
                                                              Vice President







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